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                                                                        EX-99.B1

                            CERTIFICATE OF SECRETARY
                    JACKSON NATIONAL LIFE INSURANCE COMPANY


     I, Thomas J. Meyer, do hereby certify that I am the duly elected and qualified Secretary of Jackson National Life Insurance Company, a Michigan insurance corporation ("Corporation') and am the keeper of its records and corporate seal and that the following is a true and complete copy of a resolution unanimously adopted at a meeting of the Board of Directors of said Corporation, duly convened and held in accordance with the By-Laws of said Corporation, at which meeting a majority and quorum of the Board of Directors were present, on the 23rd day of October, 1997:

             RESOLVED: That the Company take all steps necessary to develop and offer for sale variable annuities and that the Company's officers are directed to take all steps, including establishment of the necessary separate accounts, necessary to do so in full compliance with all federal and state laws.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed the corporate seal of said Corporation this 20th day of November, 1997.



(Corporate Seal)
                                                /s/ Thomas J. Meyer
                                                ------------------------------
                                                Thomas J. Meyer
                                                Secretary